Exhibit 8.1

[Venable LLP Letterhead]

August 7, 2015

Monmouth Real Estate Investment Corporation

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

Re:	REIT Qualification of Monmouth Real Estate Investment Corporation

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the offering and sale by Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), of the following securities of the Company having an aggregate initial offering price of up to $500,000,000 (collectively, the “Securities”): (i) shares of common stock, $0.01 par value per share (the “Common Stock”); (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”); (iii) depositary shares (the “Depositary Shares”), each representing a fraction of a share of Preferred Stock; (iv) debt securities (“Debt Securities”); and (v) warrants (“Warrants”) to purchase shares of Common Stock or Preferred Stock, each covered by the Registration Statement on Form S-3, and all amendments thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “1933 Act”).

In rendering this opinion, we have examined and relied on the following documents, among other items:

1.	The Charter of the Company;

2.	Bylaws of the Company;

3.	A letter of certain factual representations of the Company dated August 7, 2015 (the “Certificate of Representations”); and

4.	The Registration Statement and the Prospectus included therein (the “Prospectus”), as filed with the Commission under the 1933 Act.

Monmouth Real Estate Investment Corporation

August 7, 2015

In our examination of the foregoing documents, we have assumed that (i) all factual representations and statements in such documents are true and correct, (ii) each party who has executed or adopted, or will execute or adopt, the documents had, or will have, the proper authority and capacity, (iii) any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification, and (iv) the Company will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of this opinion, we have also assumed that the Company was properly qualified as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ended September 30, 1968 through the taxable year ended September 30, 2007. Furthermore, as to matters of fact, we have assumed (i) the accuracy of the factual representations contained in the Certificate of Representations and that each representation contained in the Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, (ii) that the Certificate of Representations has been executed by an appropriate and authorized officer of the Company, and (iii) the genuineness of the signature on the Certificate of Representations. Where the factual representations in the Certificate of Representations involve terms defined in the Code, the Treasury Regulations thereunder, published rulings of the Internal Revenue Service, or other relevant authority, we have made ourselves available to review with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof. We are not aware of any facts inconsistent with the representations set forth in the Certificate of Representations.

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Code, Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that (i) for its taxable year ended September 30, 2008 through its taxable year ended September 30, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of this opinion has enabled, and its proposed method of operation will continue to enable, it to meet the requirements for qualification and taxation as a REIT for its taxable year ending September 30, 2015 and subsequent taxable years, and (ii) the discussions set forth in the Registration Statement and the Prospectus under the heading “Material United States Federal Income Tax Considerations” constitute, in all material respects, a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the securities being registered on the Registration Statement, subject to the qualifications set forth therein. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

Monmouth Real Estate Investment Corporation

August 7, 2015

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Company actually will satisfy the various REIT qualification tests. We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.

This opinion is furnished in connection with the transaction described herein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law. This opinion has been prepared for you in connection with the filing of the Registration Statement. We hereby consent to the use and filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of the name of the firm under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the 1933 Act.

Very truly yours,

/s/ Venable LLP